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                                                                   June 15, 2000

                                  Ultrak, Inc.
                            1301 Water's Ridge Drive
                             Lewisville, Texas 75240

Karl H. Kostusiak
Detection Systems, Inc.
130 Perinton Parkway
Fairport, New York  14450

          Re:  2000 Annual Meeting of Shareholders of
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               Detection Systems, Inc. (the "Company")
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Dear Mr. Kostusiak:

     Reference is made to the letter dated May 12, 2000 (the "Notice"), from Cede & Co. to the Company. Cede & Co., a holder of record of shares of the Company's common stock, delivered the Notice on behalf of the undersigned, the beneficial owner of such shares. In the Notice, Cede & Co., acting on behalf of the undersigned, nominated George K. Broady, Malcolm J. Gudis, Ronald F. Harnisch, Robert L. Frome and William D. Breedlove for election as directors of the Company at the Company's 2000 annual meeting of shareholders.

     Please be advised that two of the five nominees, Messrs. Broady and Gudis, determined subsequent to the date of the Notice not to stand for election as directors of the Company. Therefore, the Holder hereby withdraws the nominations of Messrs. Broady and Gudis. This withdrawal does not affect the status of the nominations of Messrs. Harnisch, Frome and Breedlove, which shall remain in effect.

                                        Very truly yours,

                                        ULTRAK, INC.

                                        By: /s/ Mark L. Weintrub
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                                        Name:  Mark L. Weintrub
                                        Title: Secretary